Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), is made and entered into as of April 11, 2024 (the “Agreement Date”), by and between OpGen, Inc. (the “Company”), and David Lazar (the “Executive”, and together with the Company, the “Parties”)

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Executive as follows:

1. Employment.

(a) Effective April 1, 2024 (the “Effective Date”), the Company hereby agrees to employ the Executive to the Company in the position of Chief Executive Officer (“CEO”) and the Executive, in such capacity, agrees to the terms and conditions hereinafter set forth. The Executive shall have the customary powers, responsibilities, and authorities of CEO of corporations of the size, type and nature of the Company, as it exists from time to time. The Executive is not obligated to sign off on any documentation relating to the Financial Statements. Additionally, all public announcements must be approved by the Executive, without such approval Executive may decline to provide written approval, without such approval no announcements may be disseminated.

(b) The above notwithstanding, however, the Executive will not be obligated to certify the Annual Report on Form 10-K, for the year ended December 31, 2023, or the financial statements included therein, which obligation shall remain with the Former CEO/CFO. The Executive shall report to the Company’s board of directors (the “Board”).

2. Compensation. During the Term, the Company shall provide the following compensation to the Executive for his services hereunder:

(a) Salary. The Company shall pay Executive a base salary of $406,000 per annum, or $33,833.33 monthly less applicable taxes and withholdings, in accordance with the Company’s standard payroll procedures (the “Base Salary”). The Company shall review the Base Salary annually and the Base Salary may be increased during the Term. Due to the Company’s current liquidity condition, the Executive agrees to defer and accrue the entire Base Salary until such time that the Company’s Compensation Committee determines that the Company has sufficient liquidity to pay the full deferred and accrued Base Salary (the “Deferred Compensation”).

(b) Annual Incentive Awards. The Company shall provide Executive with annual grants in the form of (i) options or (ii) restricted stock, (together with options, the “Awards”) with the value of such Awards at the time of grant equivalent to 100% of his Base Salary. Such awards shall be subject to the Company’s equity incentive plan (the “Plan”).

(c) Annual Bonus. Executive shall be paid an annual bonus, earned as of the end of each fiscal year, one hundred (100%) percent of the Executive’s then Base Salary, payable in (i) cash and/or (ii) restricted stock under the Plan (“Annual Bonus”).

(d) Special Bonus.

1. In the event of a Change in Control, the Company (or any successor entity) shall pay to Employee a lump-sum amount equal to three percent (3%) of the increased valuation of the surviving corporation resulting from such Change in Control (as determined by either (i) the definitive agreement governing the Change in Control or (ii) the highest market cap of the surviving corporation within the Hundred and Eighty (180) days following the Change in Control), less applicable taxes and withholdings. Such bonus shall be paid to Executive in cash, restricted stock, or a combination thereof upon request of Executive after the Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes): (i) the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; (ii) the closing of a merger, consolidation, acquisition, or other business combination (a “Business Combination”) other than a Business Combination in which the holders of the shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock of the surviving corporation immediately after the Business Combination as immediately before; (iii) the dissolution or liquidation of the Company; or (iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. The form of payment of this bonus shall be at the discretion of the Executive. Section 2(d)1. shall survive the termination of this Agreement for two years.

2. In the event of a raising of funds by the Company (each, a “Raise”), during the Term, including the exercise of any outstanding warrants, the Executive shall be paid $203,000 in cash for each Raise of at least $1,000,000. The payment shall increase proportionally to each $1,000,000 from a Raise. Section 2(d)2. shall survive the termination of this Agreement for two years. If any banking fees need to be paid due to the Raise, it will be deducted from the final amount.

(e) Piggyback Registration Rights. All shares of common stock issued by the Company to the Executive pursuant to any of Sections 2(a)-(d) above shall also grant the Executive with the transferable option to include any and all such shares on each registration statement that the Company files with SEC, subject to pro rata reductions of the shares being registered pursuant to comments of the staff of the SEC (the “Registration Rights”). The Registration Rights shall transfer with the applicable shares when and if such shares are transferred by the Executive.

(f) Benefits. The Executive shall be eligible for reimbursement of up to $25,000 per year for family medical coverage. The Executive shall not participate in any other benefit plan or arrangement, including medical, dental, vision, or disability, that may be in effect from time to time and made available to the Company’s senior management.

(g) Travel and Entertainment. The Executive shall be reimbursed by the Company for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Term in the performance of his services under this Agreement in accordance with the Company’s reimbursement policy.

3. Term. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect for three (3) years (the “Term”) unless earlier terminated as otherwise provided in Section 4 below. The Term shall automatically renew for additional one (1) year periods (each, the “Term” or the “Renewal Term”), unless earlier terminated as otherwise provided in Section 4 below or either party provides written notice of its intention not to renew at least forty-five (45) days before the expiration of the Term. Notwithstanding the above, Executive acknowledges and agrees that Executive’s employment status is that of an employee-at-will and that Executive’s employment may be terminated by either Executive or the Company at any time with or without Cause, subject to the obligations provided in Section 4 and 5 below.

4. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment and this Agreement may be terminated for Cause immediately upon written notice to Executive. “Cause” shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion: (i) the willful refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board; (ii) any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body; (iii) Executive’s indictment of any felony involving moral turpitude (including entry of a nolo contendere plea); (iv) the determination, after a reasonable and good-faith investigation by a third-party or law firm engaged by the Company, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination); (v) Executive’s material misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or (vi) material breach by Executive of this Agreement and/or of the Company’s confidential information or other non-disclosure agreement to which Executive is a party; provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment and this Agreement may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon 21 days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b) Termination by Executive.

(i) Voluntary Resignation. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving 21 days’ written notice to the Company pursuant to Section 10 (“Voluntary Resignation”).

(ii) For Good Reason. At the election of the Executive, Executive’s employment and this Agreement may be terminated for Good Reason upon written notice to the Company. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent: (i) any reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction is less than 15% and occurs in connection with a Company-wide decrease in executive compensation, such reduction shall not constitute Good Reason for Executive to terminate his employment; (ii) a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; (iii) a material adverse change in Executive’s duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of Executive’s duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time; or (iv) any failure of the Company or any affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive; (v) any reduction in Executive’s bonus eligibility. Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5. Payments Upon Termination of Employment.

(a) Termination for Cause or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) any Deferred Compensation; (iii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s written policies; (iv) any accrued but unpaid Annual Bonus; and (v) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(b) Termination Without Cause or for Good Reason. If the Company terminates Executive’s employment Without Cause or because of Executive’s Death or Disability, or Executive terminates for Good Reason, in addition to the Accrued Obligations, the Company shall provide Executive, or his estate, (1) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for the greater of a period of twelve (12) months following the termination date or the remaining Term; (2) payment of Executive’s annual medical and dental reimbursement for a period of twelve (12) months following the termination date; and (3) a prorated annual bonus equal to the target Annual Bonus, if any, for the year of termination multiplied by a fraction, the numerator of which shall be the number of full and partial months Executive worked for the Company and the denominator of which shall be 12, (4) immediate accelerated vesting of any unvested Awards. These payments under (1), (2), (3) and (4) above will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that such payments are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in a form satisfactory to the Company. All payments under this Section above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments under this Section 5(b) shall immediately cease should Executive materially violate any of the obligations set forth in Sections 6 and 7 below.

6. Restrictive Covenants. The Executive acknowledges and agrees that (i) the Executive has a major responsibility for the operation, development and growth of the Company’s business; (ii) the Executive’s work for the Company will bring him into close contact with Confidential Information (defined below) of the Company and its clients; and (iii) the agreements and covenants contained in this Section 6 are essential to protect the legitimate business interests of the Company and that the Company will not enter into this Employment Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(a) Confidential Information.

(i) Executive understands that during his employment and under this Agreement, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”).

Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Executive’s obligations under this Employment Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(ii) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, client information and lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

(b) Non-Solicitation. During the Term and for a period of one year after employment, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employ of the Company; or (ii) solicit or attempt to solicit the business of any client or customer of the Company with respect to products, services, or investments similar to those provided or supplied by the Company.

(c) Executive agrees that if the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 6 shall be given the construction that renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

7. Representations, Warranties and Covenants of the Executive.

(a) No Restrictive Covenants. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder.

(b) Assignment of Intellectual Property.

(i) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(ii) In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(iii) Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

8. Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants contained in Sections 6 or 7, and agrees that the Company shall be entitled to an injunction restraining the Executive from any actual or threatened breach of the covenants contained in Sections 6 or 7, or to any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

9. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Executive. Any waiver must be in writing. Executive will not be in breach for not submitting weekly timesheet reports. This agreement is performance based, and not “time based”.

10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Executive, at the address on file with the Company.

(b)	to the Company addressed as follows:

OpGen, Inc.

9717 Key West Avenue, Suite 100

Rockville, Maryland 20850

(240) 808-8642

Attn: David Caplon

11. Amendment. This Agreement may not be amended orally in any manner or in writing without the written consent of the Company and the Executive. No provision of this Agreement may be waived, delayed, modified, terminated or otherwise impaired without the prior written consent of the Company and the Executive.

12. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the Executive’s employment with the Company contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings, oral or written, express or implied, between the parties with respect to such employment. Sections 6 and 7 of this Agreement shall survive the termination of this Agreement.

13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware.

14. Assignment; Successors and Assigns, etc. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Counterparts; Construction. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures. This Agreement shall not be construed more strictly against one Party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

17. Section 409A Compliance. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If Executive is a specified employee within the meaning of Code Section 409A(a)(2)(B)(i) and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 17, would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

18. Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 6 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 18 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company (with approval of Executive) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 2(c) or Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 18, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require to make a determination under this Section 18, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 18.

19. Arbitration. All disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, the enforcement, interpretation or validity of this Agreement, or the employment relationship (including any wage claim, claim for wrongful termination, or any claim based upon any statute, regulation, or law, including those dealing with employment discrimination or retaliation, sexual harassment, civil rights, age, or disability) that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures applicable at the time the arbitration is commenced (“JAMS Rules”). A copy of the current version of the JAMS Rules will be made available to you upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration/. Arbitration shall take place in San Francisco, CA and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company. Each of the parties shall bear the fees and expenses of its own legal counsel.

20. Indemnification. The Company shall defend and indemnify Executive in his capacity as CEO of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

/s/ David Lazar
David Lazar

OpGen, Inc.

/s/ David Caplon
By:	David Caplon
Title:	Corporate Controller

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